Exhibit 99.1

ADOMANI® Reports First Quarter 2020 Results

CORONA, CA / ACCESSWIRE / April 30, 2020 / ADOMANI, Inc. (OTCQB: ADOM), a provider of new zero-emission purpose-built electric vehicles and drivetrain solutions, today announced its results for the first quarter ended March 31, 2020. ADOMANI does not plan to host an earnings call.

Developments

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Continued to work with the California Air Resources Board (“CARB”) and the California Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (“HVIP”) to resolve the California HVIP administrative issues that have resulted in a funding backlog that has to-date prevented us and our customers from accessing the funds, which has created a significant delay in our ability to deliver products and to obtain new orders. We hired an experienced lobbyist to supplement our efforts.

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Responded and adapted to unexpected legal and regulatory changes resulting from the ongoing COVID-19 pandemic, such as shelter-in-place orders, travel, social distancing and quarantine policies, boycotts, curtailment of trade, and other business restrictions affecting our ability to assemble and sell our products, and provide our services.

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Applied for an Economic Injury Disaster Loan in March and a Paycheck Protection Program loan in April under the Small Business Association loan programs authorized by the Coronavirus Aid, Relief, and Economic Security Act due to the impact of the COVID-19 pandemic on our business.

•	Backlog at March 31, 2020 was $3.2 million. This includes an order from Santa Clara County for two additional cargo vans received on March 20, 2020.
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Effective January 1, 2020, took possession of the warehouse space in Corona, California, that we executed a lease for in December 2019. The facility will be used to conduct research and development activity, stage materials, assemble and/or manufacture vehicles, perform pre-delivery inspections, test demo vehicles, and securely store vehicles, equipment, parts and finished vehicle inventories. Effective February 1, 2020, we executed a sublease agreement with Masters Transportation, Inc. for Masters to occupy a portion of this space. We are performing services for Masters related to basic vehicle maintenance and detailing, as well as safety inspections for compliance with United States Department of Transportation guidelines, in addition to our own activity at the location.

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We continue to be excited about a number of new international opportunities that we learned about in 2019 in Ukraine, Mexico, South America and a number of other countries and have been investigating them diligently. However, progress on all these opportunities has been significantly slowed down by the COVID-19 virus impacts in these countries as well. While we remain confident that a number of them may develop into projects, we continue to work through the laborious process as of the date of this release.

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In the Philippines, we delivered in 2019 the first 10 e-trikes from the 250 vehicle purchase order we received in early 2019, and the next 50 are in production but are again impacted by the COVID-19 virus impacts, as critical component parts from China, while having arrived, are tied up in customs because they are considered non-essential items.

Jim Reynolds, CEO of ADOMANI, commented, “The COVID-19 virus impact on our business has been significant. We support the government’s efforts to slow the spread of the virus while medical researchers try to create a vaccine, and we hope the relaxation of some of the restrictions happen soon, but that is out of our control. We do believe, however, that our biggest obstacle to success has been and remains the temporary inability for ADOMANI and our customers to access HVIP funding as a result of what we believe were serious administrative missteps by CARB and HVIP in 2019 that have made it impossible for us to deliver product that we have had since late 2019 to customers whose orders constitute the bulk of our backlog. We continue to believe that if those issues can be addressed and funds made available to our customers, we will benefit in 2020 from additional diversification of both our customer base and our product offerings. We recently hired an experienced California lobbying firm to enhance our own efforts to free up some HVIP funds for us and any other companies in a similar situation. We also believe that access to HVIP funding would result in a significant increase in orders and backlog once the many interested parties we have demonstrated our electric vehicles to know they can benefit from the buy-down funds. Additional incentive funds that we expect will also be available in 2020 and will spur demand for electric vehicles include, among other potential available incentives, California Energy Commission funding for zero-emission all-electric vehicles; additional grant funding available from states such as Michigan, Indiana, New York and Florida; programs for electric infrastructure from utilities in California and a number of other states; as well as the release of millions from available Volkswagen settlement funding, which we believe will allow us to accelerate accepting orders for our new trucks, cargo vans and chassis, with deliveries potentially starting as early as the third quarter 2020.

We continue to believe that, if we are able to free up HVIP funding, resume our sales and marketing efforts that have been severely curtailed by the COVID-19 virus restrictions, and effectively execute our revised, more conservative business plan and capitalize on the opportunities that are presented to us, we will be profitable, hopefully by early 2021.”

First Quarter 2020 Financial Results

Sales were $283,457 for the three months ended March 31, 2020 compared to $420,320 for the three months ended March 31, 2019. Cost of sales were $79,750 for the three months ended March 31, 2020 compared to $390,845 for the three months ended March 31, 2019.

General and administrative expenses in the first quarter of 2020 were approximately $1.4 million for both the three months ended March 31, 2020 and 2019, respectively. The first quarter 2020 general and administrative expenses include approximately $211,856 in non-cash charges, including $200,340 in stock-based compensation expense.

Consulting expenses were $43,703 and $81,636 for the three months ended March 31, 2020 and 2019, respectively. The decrease in the current year period is due primarily to supply chain-related consulting activity incurred in 2019. Consulting expenses for the three months ended March 31, 2020 and 2019 include $15,000 and $10,000 of non-cash charges, respectively.

Research and development expenses were $0 and $45,000 for the three months ended March 31, 2020 and 2019, respectively. The decrease is due to the timing of certain expenditures for research and development activity.

Total net operating expenses for the first quarter of 2020 were approximately $1,474,000 compared to $1,519,000 for the first quarter of 2019, which decrease was primarily due to a $53,000 reduction in non-cash stock-based compensation expense in the current year period compared to the first quarter of 2019.

Net loss in the first quarter of 2020 was approximately $1.3 million, of which $227,000 related to non-cash expenses, the majority of which are discussed above. The 2020 quarterly loss compares to a net loss of approximately $1.4 million in the first quarter of 2019. The total non-cash expenses included in the net loss for the quarter ended March 31, 2019 were $275,000.

As of March 31, 2020, the Company had cash, cash equivalents, and short-term investments of approximately $536,389 and no debt, compared to approximately $7.7 million of cash, cash equivalents and short-term investments and approximately $2.5 million of debt as of March 31, 2019.  The decrease in addition to the items discussed above, relates to the repayment initiated by ADOMANI in the quarter of the approximate $6.8 million of debt and accrued interest owed to Morgan Stanley that was funded by the sale of a like amount of short-term investments under their management.

Working capital at March 31, 2020 was approximately $1.5 million as compared to approximately $6.0 million at March 31, 2019. As discussed in the previous paragraph, the repayment of the debt significantly contributed to this decrease.  The working capital amount at March 31, 2020 includes approximately $935,000 in deposits paid to third party vehicle manufacturers for vehicles included in our backlog.

About ADOMANI®

ADOMANI, Inc. is a provider of new zero-emission electric vehicles and is a provider of zero-emission electric drivetrain systems for integration in medium to heavy-duty commercial fleet vehicles, as well as re-power conversion kits for the replacement of drivetrain systems in combustion-powered vehicles. ADOMANI’s zero-emission electric vehicles are focused on reducing the total cost of vehicle ownership and help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. For more information visit www.ADOMANIelectric.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in ADOMANI's reports filed with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI® undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

ADOMANI, Inc.

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 205
Email: mike.m@ADOMANIelectric.com

Renmark Financial Communications, Inc.

John Boidman, CPIR
Telephone: (416) 644-2020, ext. 1208 or (514) 939-3989
Email: jboidman@renmarkfinancial.com

SOURCE: ADOMANI, Inc.